Exhibit 99.1

News Release

For Immediate Release	Media Contacts :
July 21, 2008	Martha Monfried, PSE
1-888-831-7250
Alex Doughty, Macquarie Group
1-212-231-1710

Analysts:
Durga Doraisamy, Puget Energy
425-462-3808

Puget Sound Energy and Puget Holdings reach multi-party settlement with parties in merger case being reviewed by the Washington Utilities and Transportation Commission

BELLEVUE, Wash. – Puget Sound Energy (PSE), utility subsidiary of Puget Energy (NYSE: PSD), and Puget Holdings LLC (Puget Holdings), a consortium of long-term infrastructure investors, today announced that they have reached a settlement to resolve all issues with several of the parties involved in the merger proceeding before the Washington Utilities and Transportation Commission (UTC).  The UTC must still review the settlement and other evidence in the proceeding and issue its decision on the merger request.
In addition to PSE and Puget Holdings, the parties that have reached an agreed resolution of the issues include the UTC staff, the Industrial Customers of Northwest Utilities (ICNU), Northwest Industrial Gas Users (NWIGU), the Energy Project, the Northwest Energy Coalition, and The Kroger Company. The Cogeneration Coalition has indicated it will not oppose the settlement.
The parties have notified the administrative law judge in the UTC case via letter that they will file a settlement stipulation as early as tomorrow or Wednesday outlining the settlement agreement.  In the settlement stipulation the parties intend to request that the UTC suspend the current procedural schedule and set a prehearing conference as soon as possible to determine a procedural schedule for hearing on the settlement.

About Puget Sound Energy
Washington state’s oldest and largest energy utility, with a 6,000-square-mile service area stretching across 11 counties, Puget Sound Energy serves more than 1 million electric customers and 735,000 natural gas customers, primarily in western Washington. PSE, a subsidiary of Puget Energy (NYSE: PSD), meets the energy needs of its growing customer base through incremental, cost-effective energy conservation, low-cost procurement of sustainable energy resources, and far-sighted investment in the energy-delivery infrastructure. PSE employees are dedicated to providing great customer service to deliver energy that is safe, reliable, reasonably priced, and environmentally responsible. For more information, visit www.PSE.com.

About Puget Energy
Puget Energy (NYSE: PSD) is the parent company of Puget Sound Energy (PSE), a regulated utility providing electric and natural gas service primarily to the growing Puget Sound region of western Washington. For more information, visit www.PugetEnergy.com.

About Puget Holdings LLC

Macquarie Infrastructure Partners
Macquarie Infrastructure Partners (MIP), headquartered in New York, is a diversified unlisted fund focusing on infrastructure investments in the United States and Canada.  The majority of MIP investors are US and Canadian institutions such as public pension funds, corporate pension funds, endowments and foundations and Taft-Hartley (Labor) funds.  MIP has thirteen committed investments including stakes in regulated utilities such as Aquarion Company, a regulated New England water utility, Duquesne Light, a regulated electric utility in Pittsburgh and investments in several other infrastructure and essential service businesses in the US and Canada.

Macquarie Capital Group
Macquarie Capital Group Limited is recognized as a leading global investor and manager of infrastructure businesses. Members of the Macquarie Capital Group manage more than US$50 billion in equity invested in infrastructure and essential service assets around the world through a range of listed and unlisted vehicles. Infrastructure investments managed by Macquarie include investments in the regulated energy, utility, water, transportation and telecommunications sectors around the world. Macquarie aims to manage investments in infrastructure assets profitably and responsibly.

CPP Investment Board
The CPP Investment Board is a professional investment management organization that invests the funds not needed by the Canada Pension Plan to pay current benefits on behalf of 17 million Canadian contributors and beneficiaries. In order to build a diversified portfolio of CPP assets, the CPP Investment Board invests in public equities, private equities, real estate, inflation-linked bonds, infrastructure and fixed income instruments. Headquartered in Toronto, with offices in London and Hong Kong, the CPP Investment Board is governed and managed independently of the Canada Pension Plan and at arm's length from governments. At March 31, 2008, the CPP Fund totaled C$122.7 billion. For more information about the CPP Investment Board, visit www.cppib.ca.

bcIMC
British Columbia Investment Management Corporation (bcIMC) is an investment management corporation based in Victoria, B.C. With over C$85 billion in assets under administration with global exposure, and supported by industry-leading investment expertise, bcIMC offers fund management services for all major asset classes, including currency and infrastructure investment.
bcIMC’s Strategic Investment and Infrastructure Program seeks to acquire long term interests in tangible infrastructure assets which hold the potential to generate strong returns and cash yields to its clients. The program has a global focus with holdings in North America, Latin America, and Europe. bcIMC's clients include public sector pension plans, public trusts, and insurance funds. For more information, visit www.bcimc.com.

AIMCo
Alberta Investment Management Corporation (AIMCo), based in Edmonton, Alberta, is one of the largest public sector asset managers in Canada, with US$73 billion in assets under management as of March 31, 2008. AIM manages capital for public sector pension plan and government endowment fund clients across a wide variety of asset classes. Alternative investments include private equity, real estate, timberland, and infrastructure. AIMCo has made infrastructure investments and investment commitments of approximately US$1.7 billion and has significant investment experience in the regulated energy and utility sectors. Infrastructure investments are made on a long-term basis, and the portfolio is diversified across sector and geography, including investments in North America, Europe, Asia, and Australia. For more information on AIMCo and its investments, please visit www.aimco.alberta.ca.

MFIT
Macquarie-FSS Infrastructure Trust ("MFIT") is an unlisted Australian infrastructure trust managed by
Macquarie Specialised Asset Management Limited ("Manager"). The investment objective of MFIT is to make investments in a diversified range of infrastructure and infrastructure-like assets. MFIT currently holds interests in four assets across four sectors in three countries (the USA, the UK and Spain). Assets include electricity and water infrastructure, communications infrastructure and vehicle inspection services.